Exhibit 99.1

Banzai Announces Name Change to Parabolic Technologies, Inc.

And Announces Reverse Stock Split

SEATTLE, WA – October 22, 2026 -- Banzai International, Inc. (NASDAQ: PARA) (d/b/a “Parabolic” or the “Company”), a leading AI-powered agentic applications technology company, today announced that effective at market open on October 27, 2026, the Company’s corporate name will officially change to “Parabolic Technologies, Inc.” The Company will also effect a one-for-ten (1-for-10) reverse stock split of its outstanding Class A Common Stock and Class B Common Stock (together, the “Common Stock”).

Shareholders approved both the corporate name change and reverse stock split at a special meeting of shareholders that was held on October 16, 2026.

The reverse stock split is primarily intended to increase the per share price of the Company’s Class A Common Stock and maintain compliance with the Nasdaq Minimum Bid Price Requirement, although neither outcome is guaranteed. The Company's Class A Common Stock will continue to trade under the symbol "PARA". Upon the effectiveness of the reverse stock split, every ten shares of issued and outstanding Common Stock before the open of business on October 27, 2026, will be combined into one issued and outstanding share of common stock, with no change in par value per share. The Company's Class A Common Stock will open for trading on Nasdaq on October 27, 2026, on a post-split basis but will trade under a new CUSIP Number, 06682J803.

As of October 21, 2026, there were 5,061,208 shares of Class A Common Stock and 149,821 shares of Class B Common Stock outstanding. The number of issued and outstanding shares of Common Stock after the reverse stock split would be approximately 506,121 and 14,983 shares of Class A Common Stock and Class B Common Stock, respectively. No fractional shares will be issued as a result of the reverse stock split. Any fractional shares that would result from the reverse stock split will be rounded up to the nearest whole share.

The reverse stock split will affect all issued and outstanding shares of the Company's Common Stock, as well as the number of shares of Common Stock available for issuance under the Company's stock options and warrants. In addition, the reverse stock split will correspondingly increase the respective aggregate exercise prices of our outstanding options and warrants. The reverse stock split will affect all holders of Common Stock uniformly and will not alter any shareholder's percentage interest in the Company's Common Stock, except to the extent that the reverse stock split results in some shareholders experiencing an adjustment of a fractional share as described above.

Shareholders holding share certificates will receive information from Continental Stock Transfer & Trust Company, the Company's transfer agent, regarding the process for exchanging their existing stock certificates representing pre-split shares; shareholders need not take any action with respect to the Name Change. Shareholders with questions may contact our transfer agent by calling 800-509-5586.

About Parabolic

Parabolic builds agentic applications that power the future of business. We believe that the future of enterprise software will be agentic applications that are net-beneficiaries of AI transformation, and we focus on building, acquiring, and investing in those and related businesses. We have over 150,000 customers including Amazon, Dell, Salesforce, Aflac, Thermo Fisher Scientific, RBC Wealth Management, and Fitch Group. Learn more at www.parabolic.io. For investors, please visit ir.banzai.io.

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements often use words such as “believe,” “may,” “will,” “estimate,” “target,” “continue,” “anticipate,” “intend,” “expect,” “should,” “would,” “propose,” “plan,” “project,” “forecast,” “predict,” “potential,” “seek,” “future,” “outlook,” and similar variations and expressions. Forward-looking statements are those that do not relate strictly to historical or current facts. Examples of forward-looking statements may include, among others, statements regarding Banzai International, Inc.’s (the “Company’s”): future financial, business and operating performance and goals; annualized recurring revenue and customer retention; ongoing, future or ability to maintain or improve its financial position, cash flows, and liquidity and its expected financial needs; potential financing and ability to obtain financing; acquisition strategy and proposed acquisitions and, if completed, their potential success and financial contributions; strategy and strategic goals, including being able to capitalize on opportunities; expectations relating to the Company’s industry, outlook and market trends; total addressable market and serviceable addressable market and related projections; plans, strategies and expectations for retaining existing or acquiring new customers, increasing revenue and executing growth initiatives; and product areas of focus and additional products that may be sold in the future. Because forward-looking statements relate to the future, they are subject to inherent uncertainties, risks and changes in circumstances that are difficult to predict and many of which are outside of our control. Forward-looking statements are not guarantees of future performance, and our actual results of operations, financial condition and liquidity and development of the industry in which the Company operates may differ materially from those made in or suggested by the forward-looking statements. Therefore, investors should not rely on any of these forward-looking statements. Factors that may cause actual results to differ materially include changes in the markets in which the Company operates, customer demand, the financial markets, economic, business and regulatory and other factors, such as the Company’s ability to execute on its strategy. More detailed information about risk factors can be found in the Company’s Annual Report on Form 10-K and the Company’s Quarterly Reports on Form 10-Q under the heading “Risk Factors,” and in other reports filed by the Company, including reports on Form 8-K. The Company does not undertake any duty to update forward-looking statements after the date of this press release.

Investor Relations

Dean Ditto

Chief Financial Officer

206 414-1777

ir.banzai.io

Media

Paul Witkowski

Senior Director Financial Reporting

media@parabolic.io